December 6, 2001

David Vurgait, President
Ashport Mutual Funds
800 Brickell Avenue
Miami, Florida  33131

     RE: Subscription for Class A Shares of the Large Cap Fund, Small/Mid Cap and the Fixed Income Fund, each a series of the Ashport Mutual Funds (the "Funds")

Dear Mr. Vurgait:

     StateTrust Capital, LLC offers to purchase from the Ashport Mutual Funds shares of beneficial interest of the Funds at a price of $10.00 per share for an aggregate purchase price of $100,000 cash, all such shares to be validly issued, fully paid and non-assessable, upon issuance of such shares and receipt of said payment by the Funds as follows:

Fund:                                   Purchase Price

Large Cap Fund                            $33,333.33.
Small/Mid Cap Fund                        $33,333.34
Fixed Income Fund                         $33,333.33

Total:                                    $100,000

StateTrust Capital, LLC hereby represents and warrants that these shares of beneficial interest will be held for investment purposes and are not being purchased with any present intent of redeeming or selling the same.


                                        Sincerely,

                                        StateTrust Capital, LLC

                                        By: /s/ Jeffrey Cimbal
                                        Name:  Jeffrey Cimbal
                                        Title:  Chief Operations Officer

Accepted and Agreed to this 12th day of December, 2001.
Ashport Mutual Funds
By:  /s/ David Vurgait
Name:  David Vurgait